Exhibit (d)(3)

HGGC, LLC

1950 University Avenue, Suite 350

Palo Alto, CA 94303

April 26, 2018

VIA E-MAIL

RPX Corporation

One Market Plaza, Suite 1100

San Francisco, CA 94105

STRICTLY CONFIDENTIAL

Ladies and Gentlemen,

In consideration for the substantial time and effort that HGGC, LLC (“HGGC”) has invested and is expected to invest in connection with the potential acquisition of RPX Corporation (“RPX” or the “Company”), whether by merger, tender offer or otherwise (such potential transaction, the “Transaction”) and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), HGGC and the Company hereby agree to the following.

1.

For a period (the “Exclusivity Period”) beginning at the time of this letter agreement being countersigned by the Company and ending on the first to occur of: (i) the execution of a definitive agreement between HGGC or its affiliates and the Company with respect to a Transaction; (ii) the agreement of HGGC and the Company to terminate this letter agreement; and (iii) 5:00 p.m. (Pacific Time) on Thursday, May 3, 2018, the Company shall, and shall cause its controlled affiliates (as such terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended), directors, officers, employees and agents (the “Controlled Representatives”), and shall direct its advisors and any other persons acting under the direction of any of its advisors or Controlled Representatives, and the representatives of any of the foregoing (collectively, and together with Controlled Representatives, “Representatives”), and shall instruct its Representatives, to immediately terminate and cease all existing discussions or negotiations with any third party (other than HGGC and its affiliates and Representatives) (each, a “Third Party”), relating to any Alternative Transaction (as defined below) (provided that the Company and its Representatives may advise any such Third Party who has made, or who makes, a proposal or offer regarding an Alternative Transaction that the Company is not in a position to enter into or continue discussions or negotiations), and the Company shall not, and shall cause its Controlled Representatives not to, and shall direct its Representatives not to, take any of the following actions: (i) (A) knowingly encourage, solicit, initiate or engage in discussions or negotiations with any Third Party (whether such discussions or negotiations are initiated by them or otherwise), or (B) knowingly encourage or solicit any offer or proposal from any Third Party with respect to any Alternative Transaction; (for the purposes of this letter agreement, an “Alternative Transaction” shall mean any (1) sale, license (other than non-exclusive licenses in the ordinary course of business) or other disposition of a material portion of the business or assets of the Company or any of its subsidiaries, taken as a whole, (2) issuance, sale or other disposition of any material equity interest in the Company or any of its subsidiaries (it being understood that (x) the grant of stock options, restricted stock units or other equity compensation awards by the Company to its employees in the ordinary course of business; and (y) the issuance of stock by the Company to its employees upon the valid exercise of outstanding stock options, in each case, will not be deemed to be an “Alternative Transaction”), or (3) merger, acquisition, tender offer, exchange offer, consolidation or similar business combination transaction involving the Company or any of its subsidiaries); (ii) provide any nonpublic information with respect to the Company or any of its subsidiaries to any Third Party (other than the Company’s Representatives) in connection with an Alternative Transaction that has not previously been provided or made available to such Third Party prior to the date hereof; or (iii) enter into any agreement (whether or not binding or definitive) with any Third Party, concerning or relating to an Alternative Transaction; provided that, notwithstanding anything to the contrary set forth herein, the Exclusivity Period shall automatically and without any further action on the part of any party hereto terminate upon HGGC (whether directly or through its affiliates or Representatives) proposing to lower the per share purchase price to be paid in the Transaction.

2.	Neither this letter agreement nor any action taken in connection with this letter agreement will give rise to any obligation on the part of HGGC or the Company: (a) to continue any discussions or negotiations with respect to the Transaction; or (b) to pursue or enter into any transaction or relationship of any nature with the other party (it being understood that if, at any time prior to the execution of definitive documents, discussions or negotiations are terminated or HGGC or the Company determines not to pursue a transaction or relationship with the other, neither party shall have any liability in connection with or as a result of such termination or determination).

3.	The existence and terms of this letter agreement, the existence of discussions or negotiations between the Company and HGGC, and the existence or terms of any proposal regarding a Transaction shall remain confidential as “Evaluation Material” in accordance with the letter agreement, dated as of January 9, 2018, between the Company and HGGC.

4.	Each party represents and warrants to the other party that neither the commencement nor the continuation of any discussions or negotiations between the parties has resulted or will result in, and that neither the execution and delivery nor the performance of this letter agreement has resulted or will result in: (a) any breach of any agreement or obligation by which such party is bound; or (b) any violation of any law or regulation applicable to such party.

5.

This letter agreement and all claims or causes of action that may be based upon, arise out of or relate to this letter agreement or the negotiation, execution or performance hereof shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to applicable principles of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby. Each party hereby irrevocably and unconditionally consents to submit to the jurisdiction of the

Delaware Chancery Court, or, if such court shall not have jurisdiction, the state court located in Wilmington, Delaware or the U.S. District Court for the district in which Wilmington, Delaware is located for any action, suit, or proceeding arising out of or relating to this letter agreement and the transactions contemplated by this letter agreement (and agrees not to commence any action, suit, or proceeding relating thereto except in such courts). Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit, or proceeding arising out of this letter agreement in the Delaware Chancery Court or the state court located in Wilmington, Delaware or the U.S. District Court for the district in which Wilmington, Delaware is located and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit, or proceeding brought in any such court has been brought in an inconvenient forum.

6.	This letter agreement sets forth the entire agreement between the Company and HGGC regarding the subject matter hereof and supersedes all prior agreements, understandings, arrangements and discussions between the Company and HGGC regarding the subject matter hereof. This letter agreement may be modified only by a separate writing signed by the parties that expressly modifies the applicable provision. The terms of this letter agreement may be waived only by a separate writing signed by the parties. It is understood and agreed that no failure or delay by either party in exercising any right, power or privilege under this letter agreement will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this letter agreement. This letter agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall constitute the same agreement. Delivery of a signed counterpart of this letter agreement by e-mail shall constitute valid and sufficient delivery thereof. This letter agreement will inure to the benefit of and be binding upon each of the Company and HGGC and their respective successors and permitted assigns. Neither party may assign this letter agreement without the prior written consent of the other party, and any purported assignment without the consent of the non-assigning party will be void.

[Signature Pages Follow]

Very truly yours, HGGC, LLC

By:	/s/ Richard F. Lawson, Jr.
	Name:	Richard F. Lawson, Jr.
	Title:	Co-Founder & CEO

[Signature Page to Exclusivity Agreement]

AGREED AND ACCEPTED: RPX CORPORATION

By:	/s/ Martin Roberts
Name: Martin Roberts
Title: CEO

[Signature Page to Exclusivity Agreement]